Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES FIRST QUARTER 2020 RESULTS

MADISON, Wis. - May 7, 2020 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended March 31 as follows:

	GAAP EPS		Non-GAAP EPS
	2020	2019	2020	2019
Utilities and Corporate Services	$0.72	$0.52	$0.72	$0.52
American Transmission Company (ATC) Holdings	0.03	0.03	0.03	0.03
Non-utility and Parent	(0.05)	(0.02)	(0.03)	(0.02)
Alliant Energy Consolidated	$0.70	$0.53	$0.72	$0.53

“In this uncertain environment of the global COVID-19 pandemic, our company continues to focus on providing the critical, reliable service our customers depend on, while emphasizing the health and welfare of our employees, customers and communities,” said John Larsen, Alliant Energy Chairman, President and CEO. “Based upon our forecasted impacts of COVID-19, and planned mitigation measures, we are reaffirming 2020 earnings guidance of $2.34 to $2.48 per share.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.72 per share of GAAP EPS in the first quarter of 2020, which was $0.20 per share higher than the first quarter of 2019. The primary drivers of higher EPS were higher earnings due to Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) increasing rate base. These items were partially offset by lower electric and gas sales volumes largely caused by warmer than normal temperatures in early 2020 and higher depreciation expense. First quarter 2020 EPS was not significantly impacted as a result of COVID-19.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated ($0.05) per share of GAAP EPS in the first quarter of 2020, which was a ($0.03) per share earnings decrease compared to the first quarter of 2019. The primary driver of lower EPS was a $0.02 per share credit loss charge related to legacy guarantees associated with an affiliate of Whiting Petroleum Corporation (Whiting Petroleum).

Earnings Adjustments - Non-GAAP EPS for the three months ended March 31, 2020 excludes charges of $0.02 per share related to the credit loss charge described above for Alliant Energy’s Non-utility and Parent. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Details regarding GAAP EPS variances between the first quarters of 2020 and 2019 for Alliant Energy are as follows:

	Q1 2020	Q1 2019	Variance
Higher revenue requirements primarily due to increasing rate base			$0.19
Estimated temperature impact on retail electric and gas sales	($0.03)	$0.05	(0.08)
Timing of income tax expense			0.06
Higher depreciation expense			(0.03)
Credit loss charge on guarantees for an affiliate of Whiting Petroleum			(0.02)
Other (partially due to lower operation and maintenance expenses)			0.05
Total			$0.17

Higher revenue requirements primarily due to increasing rate base - In March 2019, IPL filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric and gas customers, based on a 2020 forward-looking test period. IPL concurrently filed for interim retail electric rates based on 2018 historical data adjusted for certain known and measurable changes occurring in the first quarter of 2019. An interim retail electric rate increase was implemented effective April 2019. The IUB approved a settlement agreement to increase retail gas rates which was implemented on January 10, 2020. The IUB approved a settlement agreement to increase retail electric rates which was implemented on February 26, 2020. IPL recognized $0.12 per share increase in the first quarter of 2020 due to the higher revenue requirements from increasing rate base. The positive variance recognized in the first quarter is larger than what is expected in subsequent quarters due to the timing of when new rates were implemented.

In December 2018, WPL received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period. Under the settlement, WPL’s retail electric and gas base rates will not change from 2018 levels through the end of 2020. The retail electric revenue requirement increase, resulting from increasing investments in rate base, were offset by Federal Tax Reform benefits and lower fuel-related costs. WPL’s Federal Tax Reform benefits are recognized based on an estimated annual effective tax rate, which also contributed to a higher positive variance in the first quarter than is expected in subsequent quarters. WPL recognized $0.07 per share due to the retail electric and gas revenue requirement increase primarily due to increasing rate base.

Timing of income tax expense - Recognition of excess deferred income taxes and production tax credits is based upon proportion of earnings distribution each quarter. The positive variance recognized in the first quarter is expected to continue through the first half of the year and reverse in the second half of 2020.

Credit loss charge on guarantees for an affiliate of Whiting Petroleum - A wholly-owned subsidiary of Alliant Energy continues to guarantee the partnership obligations of an affiliate of Whiting Petroleum under multiple general partnership agreements it maintains within the oil industry. The partnership obligations include the costs associated with the future abandonment of certain platforms off the coast of California and related onshore plant and equipment owned by the partnerships. Whiting Petroleum’s credit worthiness has deteriorated since December 31, 2019 as a result of significantly depressed oil and gas prices and general market conditions. Alliant Energy estimates an increase in the credit risk exposure related to the guarantees and has recognized a $0.02 per share charge for the additional expected credit loss in the first quarter of 2020.

2020 Earnings Guidance

Alliant Energy’s consolidated EPS guidance of $2.34 to $2.48 for 2020 remains unchanged. Drivers for Alliant Energy’s 2020 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Normal temperatures in its utility service territories

•	COVID-19 commercial and industrial sales decline offset by higher residential sales through June, with gradual sales improvement through end of year

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of (12%)

The 2020 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the first quarter 2020 results is scheduled for Friday, May 8th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through May 15, 2020, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 970,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•
the direct or indirect effects resulting from the COVID-19 pandemic on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects and waiving of late fees applied to past due accounts, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, parental guarantees or litigation;

•
employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•
issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•	increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
the ability to complete construction of wind and solar projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of production tax credits and investment tax credits, respectively;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•
impacts that excessive heat, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•
changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized return on equity;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of adjustments made to deferred tax assets and liabilities from changes in the tax rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	other factors listed in the “2020 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2020 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three months ended March 31, 2020 excluding a new credit loss charge on guarantees for an affiliate of Whiting Petroleum. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three months ended March 31, 2020 and 2019. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our first quarter 2020 Form 10-Q.

The tax impact adjustments represent the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended March 31:

EPS:	Three Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2020	2019	2020	2019	2020	2019
IPL	$0.34	$0.23	$—	$—	$0.34	$0.23
WPL	0.37	0.28	—	—	0.37	0.28
Corporate Services	0.01	0.01	—	—	0.01	0.01
Subtotal for Utilities and Corporate Services	0.72	0.52	—	—	0.72	0.52
ATC Holdings	0.03	0.03	—	—	0.03	0.03
Non-utility and Parent	(0.05)	(0.02)	0.02	—	(0.03)	(0.02)
Alliant Energy Consolidated	$0.70	$0.53	$0.02	$—	$0.72	$0.53

Earnings (in millions):	Three Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2020	2019	2020	2019	2020	2019
IPL	$82.6	$53.3	$—	$—	$82.6	$53.3
WPL	89.6	65.7	—	—	89.6	65.7
Corporate Services	3.2	3.0	—	—	3.2	3.0
Subtotal for Utilities and Corporate Services	175.4	122.0	—	—	175.4	122.0
ATC Holdings	7.7	7.1	—	—	7.7	7.1
Non-utility and Parent	(13.1)	(4.0)	5.8	—	(7.3)	(4.0)
Alliant Energy Consolidated	$170.0	$125.1	$5.8	$—	$175.8	$125.1

Adjusted, or non-GAAP, earnings for the three months ended March 31 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2020	2019	2020	2019
Non-utility and Parent:
Credit loss charge on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $2.2 million	$5.8	$—	$0.02	$—

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in millions, except per share amounts)
Revenues:
Electric utility	$730.3	$743.4
Gas utility	152.2	215.8
Other utility	11.6	11.1
Non-utility	21.6	16.9
	915.7	987.2
Operating expenses:
Electric production fuel and purchased power	184.1	218.4
Electric transmission service	122.2	123.0
Cost of gas sold	85.0	121.6
Other operation and maintenance:
Energy efficiency costs	9.8	29.7
Non-utility Transportation	16.8	13.0
Other	135.6	138.5
Depreciation and amortization	146.3	136.9
Taxes other than income taxes	27.6	29.3
	727.4	810.4
Operating income	188.3	176.8
Other (income) and deductions:
Interest expense	68.9	66.3
Equity income from unconsolidated investments, net	(13.4)	(10.9)
Allowance for funds used during construction	(23.0)	(25.4)
Other	1.9	4.0
	34.4	34.0
Income before income taxes	153.9	142.8
Income tax expense (benefit)	(18.7)	15.1
Net income	172.6	127.7
Preferred dividend requirements of IPL	2.6	2.6
Net income attributable to Alliant Energy common shareowners	$170.0	$125.1
Weighted average number of common shares outstanding:
Basic	244.4	236.5
Diluted	244.6	236.6
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted)	$0.70	$0.53

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2020	December 31, 2019
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$55.2	$16.3
Other current assets	857.0	859.2
Property, plant and equipment, net	13,685.0	13,527.1
Investments	469.5	467.8
Other assets	1,812.3	1,830.3
Total assets	$16,879.0	$16,700.7
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$357.2	$657.2
Commercial paper	80.5	337.4
Other short-term borrowings	190.0	—
Other current liabilities	1,022.5	1,059.5
Long-term debt, net (excluding current portion)	5,833.9	5,533.0
Other liabilities	3,692.5	3,708.5
Equity:
Alliant Energy Corporation common equity	5,502.4	5,205.1
Cumulative preferred stock of Interstate Power and Light Company	200.0	200.0
Total equity	5,702.4	5,405.1
Total liabilities and equity	$16,879.0	$16,700.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$282.9	$293.5
Accounts receivable sold to a third party	(122.7)	(112.4)
Net cash flows from operating activities	160.2	181.1
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(277.9)	(374.0)
Other	(10.6)	(32.1)
Cash receipts on sold receivables	122.5	53.4
Other	(13.6)	(12.1)
Net cash flows used for investing activities	(179.6)	(364.8)
Cash flows from financing activities:
Common stock dividends	(93.0)	(83.7)
Proceeds from issuance of common stock, net	228.4	54.6
Proceeds from issuance of long-term debt	300.0	—
Payments to retire long-term debt	(300.3)	(0.3)
Net change in commercial paper and other short-term borrowings	(66.9)	188.5
Other	(7.9)	16.9
Net cash flows from financing activities	60.3	176.0
Net increase (decrease) in cash, cash equivalents and restricted cash	40.9	(7.7)
Cash, cash equivalents and restricted cash at beginning of period	17.7	25.5
Cash, cash equivalents and restricted cash at end of period	$58.6	$17.8

KEY FINANCIAL AND OPERATING STATISTICS

	March 31, 2020	March 31, 2019
Common shares outstanding (000s)	249,504	237,394
Book value per share	$22.05	$19.72
Quarterly common dividend rate per share	$0.38	$0.355

	Three Months Ended March 31,
	2020	2019
Utility electric sales (000s of megawatt-hours)
Residential	1,808	1,950
Commercial	1,556	1,612
Industrial	2,592	2,600
Industrial - co-generation customers	169	190
Retail subtotal	6,125	6,352
Sales for resale:
Wholesale	615	680
Bulk power and other	1,264	744
Other	18	26
Total	8,022	7,802
Utility retail electric customers (at March 31)
Residential	824,670	819,747
Commercial	143,243	141,967
Industrial	2,470	2,558
Total	970,383	964,272
Utility gas sold and transported (000s of dekatherms)
Residential	13,167	15,780
Commercial	7,862	9,582
Industrial	993	1,017
Retail subtotal	22,022	26,379
Transportation / other	28,816	25,370
Total	50,838	51,749
Utility retail gas customers (at March 31)
Residential	373,693	371,512
Commercial	44,648	44,614
Industrial	354	352
Total	418,695	416,478

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended March 31,
	2020	2019
Electric margins	($6)	$10
Gas margins	(3)	5
Total temperature impact on margins	($9)	$15

	Three Months Ended March 31,
	2020	2019	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	3,176	3,856	3,403
Madison, Wisconsin (WPL)	3,222	3,849	3,500

(a)	HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs.